Exhibit 99.3

NEWS RELEASE

Contacts:	Steven J. Janusek
Executive Vice President & CFO
sjanusek@reddyice.com
800-683-4423

REDDY ICE ANNOUNCES EXECUTIVE VICE PRESIDENT - SALES &
MARKETING PLACED ON LEAVE OF ABSENCE

SEPTEMBER 15, 2008 - DALLAS, TEXAS – Reddy Ice Holdings, Inc. (NYSE:FRZ) (“Reddy Ice” or the “Company”) announced today that, effective September 13, 2008, Ben D. Key, the Company’s Executive Vice President - Sales & Marketing, has been placed on a paid leave of absence and relieved of his duties at the direction of the Special Committee of the Company’s Board of Directors (the “Committee”).  The Committee found that Mr. Key has likely violated Company policies and is associated with matters that are under investigation.  The Committee’s investigation is ongoing and no conclusions have been reached that any illegal conduct occurred.  Further action may be taken by the Committee prior to or following the conclusion of its investigation.

The Antitrust Division of the United States Department of Justice and the attorneys general of 19 states and the District of Columbia are conducting investigations of possible antitrust violations in the packaged ice industry.  The Committee was formed in March 2008 to investigate those allegations as they may relate to the Company.  The Company is continuing to cooperate with the Antitrust Division and the attorneys general in their investigations.

On an interim basis, a team of senior executives will direct the Company’s sales and marketing efforts, under the supervision of Gilbert M. Cassagne, the Company’s President and Chief Executive Officer, and William A. Tolany, the Company’s Vice President—Business Development.

“We look forward to continuing to provide our customers with the same consistent high level of service they have come to expect from Reddy Ice,” said Mr. Cassagne.  “Our organization remains dedicated to fulfilling our customers’ needs.”

About the Company

Reddy Ice is the largest manufacturer and distributor of packaged ice in the United States.  With over 2,000 year-round employees, the Company sells its products primarily under the widely known Reddy Ice® brand to approximately 82,000 locations in 31 states and the District of Columbia.  The Company provides a broad array of product offerings in the marketplace through traditional direct store delivery, warehouse programs, and its proprietary technology, The Ice Factory®.  Reddy Ice serves most significant consumer packaged goods channels of distribution, as well as restaurants, special entertainment events, commercial users and the agricultural sector.

Forward Looking Statements

This press release contains various “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on management’s belief as well as assumptions made by and information currently available to management.  Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct.  Such statements contain certain risks, uncertainty and assumptions. Should one or more of these risks materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those expected.

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